The information in this preliminary pricing supplement is not complete and may be changed.  This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion dated September 12, 2017
Pricing supplement
To prospectus dated April 15, 2016,
prospectus supplement dated April 15, 2016,
product supplement no. 4-I dated April 15, 2016 and
underlying supplement no. 1-I dated April 15, 2016
Registration Statement Nos. 333-209682 and 333-209682-01 Dated September , 2017 Rule 424(b)(2)
JPMorgan Chase Financial Company LLC
Structured Investments	$ Review Notes Linked to the EURO STOXX 50® Index due September 19, 2019 Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.
General
•
The notes are designed for investors who seek early exit prior to maturity at a premium if, (1) with respect to the first Review Date, the closing level of the EURO STOXX 50® Index on that Review Date is at or above the Call Level or, (2) with respect to the final Review Date, the Ending Index Level is at or above the Call Level.  If the notes are not automatically called and the Ending Index Level is less than the Initial Index Level by more than 25%, investors will lose more than 25% of their principal amount at maturity and may lose all of their principal amount at maturity.

•
Investors in the notes should be willing to accept this risk of loss and be willing to forgo interest and dividend payments, in exchange for the opportunity to receive a premium payment if the notes are automatically called.

•	The earliest date on which an automatic call may be initiated is September 21, 2018†.
•
The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.

•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof
Key Terms
Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Index:	The EURO STOXX 50® Index (Bloomberg ticker: SX5E)
Automatic Call:
If (1) with respect to the first Review Date, the closing level of the Index on that Review Date is greater than or equal to the Call Level or, (2) with respect to the final Review Date, the Ending Index Level is greater than or equal to the Call Level, the notes will be automatically called for a cash payment per note that will be payable on the applicable Call Settlement Date and that will vary depending on the applicable Review Date and call premium.

Call Level:	100% of the Initial Index Level for each Review Date
Payment if Called:
For every $1,000 principal amount note, you will receive one payment of $1,000 plus a call premium amount, calculated as follows:
• at least 10.35%* × $1,000 if automatically called on the first Review Date
• at least 20.70%* × $1,000 if automatically called on the second Review Date
• *The actual call premiums applicable to the first and final Review Dates will be provided in the pricing supplement, and will not be less than 10.35% and 20.70%, respectively.

Payment at Maturity:
If the notes are not automatically called and the Ending Index Level is less than the Initial Index Level by up to 25%, you will receive the principal amount of your notes at maturity.
If the notes are not automatically called and the Ending Index Level is less than the Initial Index Level by more than 25%, you will lose 1 % of the principal amount of your notes for every 1% that the Ending Index Level is less than the Initial Index Level.  Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000 × Index Return)
If the notes are not automatically called and the Ending Index Level is less than the Initial Index Level by more than 25%, you will lose more than 25% of your principal amount at maturity and may lose all of your principal amount at maturity

Contingent Buffer Amount:	25%
Index Return:	(Ending Index Level – Initial Index Level) Initial Index Level
Initial Index Level:	The closing level of the Index on the Pricing Date
Ending Index Level:	The arithmetic average of the closing levels of the Index on the Ending Averaging Dates
Pricing Date:	On or about September 15, 2017
Original Issue Date:	On or about September 20, 2017 (Settlement Date)
Review Dates†:	September 21, 2018 and September 16, 2019 (final Review Date)
Ending Averaging Dates†:	September 10, 2019, September 11, 2019, September 12, 2019, September 13, 2019 and the final Review Date
Call Settlement Date†:	September 26, 2018 and the Maturity Date
Maturity Date†:	September 19, 2019
CUSIP:	46647M6Y4
†
Subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date”  in the accompanying product supplement.

Investing in the notes involves a number of risks.  See “Risk Factors” beginning on page PS-10 of the accompanying product supplement, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.
Neither the Securities and Exchange Commission (the “SEC”)  nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)
J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers.  In no event will these selling commissions exceed $15.00 per $1,000 principal amount note.  See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $969.70 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $950.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information. The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, and are not obligations of, or guaranteed by, a bank.

Additional Terms Specific to the Notes
You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes, in which case we may reject your offer to purchase.
You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement.  This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
•	Product supplement no. 4-I dated April 15, 2016:
http://www.sec.gov/Archives/edgar/data/19617/000095010316012644/crt_dp64831-424b2.pdf
•	Underlying supplement no. 1-I dated April 15, 2016:
http://www.sec.gov/Archives/edgar/data/19617/000095010316012649/crt-dp64909_424b2.pdf
•	Prospectus supplement and prospectus, each dated April 15, 2016:
http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617.  As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

JPMorgan Structured Investments — Review Notes Linked to the EURO STOXX 50® Index	PS-1

What Is the Total Return on the Notes upon an Automatic Call or at Maturity, Assuming a Range of Performances for the Index?
The following table illustrates the hypothetical simple total return (i.e., not compounded) on the notes that could be realized with respect to the applicable Review Date for a range of movements in the Index as shown under the columns “Index Level Appreciation/Depreciation at Review Date” and “Index Return.”  The following table assumes a hypothetical Initial Index Level of 3,500 and a hypothetical Call Level of 3,500 (equal to 100% of the hypothetical Initial Index Level) and reflects the Contingent Buffer Amount of 25%.  The table assumes that the call premiums used to calculate the call premium amount applicable to the first and final Review Dates are 10.35% and 20.70%, respectively, regardless of any appreciation of the Index, which may be significant.  The actual call premiums will be provided in the pricing supplement and will not be less than 10.35% and 20.70%, respectively.  There will be only one payment on the notes whether called or at maturity.  An entry of “N/A” indicates that the notes would not be called on the applicable Review Date and no payment would be made on the applicable Call Settlement Date.  Each hypothetical return set forth below is for illustrative purposes only and may not be the actual total return applicable to a purchaser of the notes.  The numbers appearing in the following table have been rounded for ease of analysis.
First Review Date			Final Review Date
Closing Level of the Index at Review Date	Index Level Appreciation/ Depreciation at Review Date	Total Return at First Call Settlement Date	Ending Index Level (1)	Index Return	Total Return at Maturity
6,300.00	80.00%	10.35%	6,120.00	80.00%	20.70%
5,950.00	70.00%	10.35%	5,780.00	70.00%	20.70%
5,600.00	60.00%	10.35%	5,440.00	60.00%	20.70%
5,250.00	50.00%	10.35%	5,100.00	50.00%	20.70%
4,900.00	40.00%	10.35%	4,760.00	40.00%	20.70%
4,550.00	30.00%	10.35%	4,420.00	30.00%	20.70%
4,200.00	20.00%	10.35%	4,080.00	20.00%	20.70%
3,850.00	10.00%	10.35%	3,740.00	10.00%	20.70%
3,500.00	0.00%	10.35%	3,500.00	0.00%	20.70%
3,325.00	-5.00%	N/A	3,230.00	-5.00%	0.00%
3,150.00	-10.00%	N/A	3,060.00	-10.00%	0.00%
2,800.00	-20.00%	N/A	2,720.00	-20.00%	0.00%
2,625.00	-25.00%	N/A	2,550.00	-25.00%	0.00%
2,624.65	-25.01%	N/A	2,549.66	-25.01%	-25.01%
2,450.00	-30.00%	N/A	2,380.00	-30.00%	-30.00%
2,100.00	-40.00%	N/A	2,040.00	-40.00%	-40.00%
1,750.00	-50.00%	N/A	1,700.00	-50.00%	-50.00%
1,400.00	-60.00%	N/A	1,360.00	-60.00%	-60.00%
1,050.00	-70.00%	N/A	1,020.00	-70.00%	-70.00%
700.00	-80.00%	N/A	680.00	-80.00%	-80.00%
350.00	-90.00%	N/A	340.00	-90.00%	-90.00%
0.00	-100.00%	N/A	0.00	-100.00%	-100.00%
(1) The Ending Index Level is equal to the arithmetic average of the closing levels of the Index on the Ending Averaging Dates.
Hypothetical Examples of Amount Payable upon Automatic Call or at Maturity
The following examples illustrate how the payment upon an automatic call or at maturity in different hypothetical scenarios is calculated.
Example 1: The level of the Index increases from the Initial Index Level of 3,500 to a closing level of 3,850 on the first Review Date.  Because the closing level of the Index on the first Review Date of 3,850 is greater than the Call Level of 3,500, the notes are automatically called, and the investor receives a single payment of $1,103.50 per $1,000 principal amount note on the first Call Settlement Date.
Example 2: The level of the Index decreases from the Initial Index Level of 3,500 to a closing level of 2,800 on the first Review Date and increases from the Initial Index Level of 3,500 to an Ending Index Level of 3,850.  Because the closing level of the Index on the first Review Date of 2,800 is less than the Call Level of 3,500, the notes are not automatically called on that Review Date.  However, because the Ending Index Level of 3,850 is greater than the Call Level of 3,500, the notes are automatically called on the final Review Date, and the investor receives a single payment at maturity of $1,207 per $1,000 principal amount note.
Example 3: The level of the Index decreases from the Initial Index Level of 3,500 to a closing level of 2,100 on the first Review Date and to an Ending Index Level of 2,625.  Because (a) the closing level of the Index on the first Review Date of 2,100 is less than the Call Level of 3,500 and (b) the Ending Index Level of 2,625 is less than the Initial Index Level by up to the Contingent Buffer Amount of 25%, the notes are not automatically called and the payment at maturity is the

JPMorgan Structured Investments — Review Notes Linked to the EURO STOXX 50® Index	PS-2

principal amount of $1,000 per $1,000 principal amount note.
Example 4: The level of the Index decreases from the Initial Index Level of 3,500 to a closing level of 2,800 on the first Review Date and to an Ending Index Level of 2,100.  Because (a) the closing level of the Index on the first Review Date of 2,800 is less than the Call Level of 3,500 and (b) the Ending Index Level of 2,100 is less than the Initial Index Level by more than the Contingent Buffer Amount of 25%, the notes are not automatically called and the investor receives a payment at maturity that is less than the principal amount for each $1,000 principal amount note, calculated as follows:
$1,000 + ($1,000 × -40%) = $600
The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called.  These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.
Selected Purchase Considerations
•
APPRECIATION POTENTIAL — If (1) with respect to the first Review Date, the closing level of the Index on that Review Date is greater than or equal to the Call Level or, (2) with respect to the final Review Date, the Ending Index Level is greater than or equal to the Call Level, your investment will yield a payment per $1,000 principal amount note of $1,000 plus: (i); at least 10.35%* × $1,000 if automatically called on the first Review Date; or (ii) at least 20.70%* × $1,000 if automatically called on the final Review Date.  Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount on the notes is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.

*The actual call premiums applicable to the first and final Review Dates will be provided in the pricing supplement and will not be less than 10.35% and 20.70%, respectively.
•
POTENTIAL EARLY EXIT WITH APPRECIATION AS A RESULT OF AUTOMATIC CALL FEATURE — While the original term of the notes is approximately two years, the notes will be automatically called before maturity if, (1) with respect to the first Review Date, the closing level of the Index on that Review Date is at or above the Call Level or, (2) with respect to the final Review Date, the Ending Index Level is at or above the Call Level, and you will be entitled to the applicable payment corresponding to the relevant Review Date as set forth on the cover of this pricing supplement.  Even in cases where the notes are called before maturity, you are not entitled to any fees and commissions described on the front cover of this pricing supplement.

•
LIMITED PROTECTION AGAINST LOSS —  If the notes are not automatically called and the Ending Index Level is less than the Initial Index Level by up to the Contingent Buffer Amount of 25%, you will be entitled to the full repayment of your principal at maturity.  If the Ending Index Level is less than the Initial Index Level by more than 25%, for every 1% that the Ending Index Level is less than the Initial Index Level, you will lose an amount equal to 1% of the principal amount of your notes.  Under these circumstances, you will lose more than 25% of your principal amount at maturity and may lose all of your principal amount at maturity.

•
RETURN LINKED TO THE EURO STOXX 50® INDEX — The return on the notes is linked to the EURO STOXX 50® Index.  The EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from within the Eurozone.  The EURO STOXX 50® Index and STOXX® are the intellectual property (including registered trademarks) of STOXX Limited, Zurich, Switzerland and/or its licensors (the “Licensors”), which are used under license.  The notes based on the EURO STOXX 50® Index are in no way sponsored, endorsed, sold or promoted by STOXX Limited and its Licensors and neither STOXX Limited nor any of its Licensors shall have any liability with respect thereto.  For additional information about the EURO STOXX 50® Index, see “Equity Index Descriptions — The EURO STOXX 50® Index” in the accompanying underlying supplement.

•
TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I.  The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement.  Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price.  However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should

JPMorgan Structured Investments — Review Notes Linked to the EURO STOXX 50® Index	PS-3

be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.
Withholding under legislation commonly referred to as “FATCA” may (if the notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the notes, as well as to payments of gross proceeds of a taxable disposition, including an automatic call or redemption at maturity, of a note. However, under a recent IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as interest) with respect to dispositions occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the notes.
Selected Risk Considerations
An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in the Index or any of the equity securities included in the Index.  These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement.
•
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal.  If the notes are not automatically called, the return on the notes at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative.  If the Ending Index Level is less than the Initial Index Level by more than the Contingent Buffer Amount of 25%, the benefit provided by the Contingent Buffer Amount will terminate and you will be exposed to a loss.  In this case, for every 1% that the Ending Index Level is less than the Initial Index Level, you will lose an amount equal to 1% of the principal amount of your notes.  Under these circumstances, you will lose more than 25% of your principal amount at maturity and may lose all of your principal amount at maturity.

•
CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes.  Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes.  Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes.  If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•
AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities.  Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements.  As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes.  If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

•
POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes.  In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.  In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes.  It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines.  Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

•
LIMITED RETURN ON THE NOTES — Your potential gain on the notes will be limited to the call premium applicable to the Review Dates, as set forth on the cover of this pricing supplement, regardless of any appreciation of the Index, which may be significant.  Because the closing level of the Index at various times during the term of the notes could be higher than on the Review Dates, you may receive a lower payment if automatically called or at maturity, as the case may be, than you would have if you had invested directly in the Index.

•
REINVESTMENT RISK — If your notes are automatically called early, the term of the notes may be reduced to as short as approximately one year.  There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are automatically called prior to the Maturity Date.

JPMorgan Structured Investments — Review Notes Linked to the EURO STOXX 50® Index	PS-4

•
THE BENEFIT PROVIDED BY THE CONTINGENT BUFFER AMOUNT MAY TERMINATE ON THE FINAL ENDING AVERAGING DATE — If the Ending Index Level is less than the Initial Index Level by more than the Contingent Buffer Amount, the benefit provided by the Contingent Buffer Amount will terminate and you will be fully exposed to any depreciation of the Index from the Initial Index Level to the Ending Index Level.

•
THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors.  The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  See “The Estimated Value of the Notes” in this pricing supplement.

•
THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set.  This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors.  Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes.  In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.  On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.  See “The Estimated Value of the Notes” in this pricing supplement.

•
THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co.  The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes.  See “The Estimated Value of the Notes” in this pricing supplement.

•
THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period.  These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances.  See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period.  Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•
SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes.  As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price.  Any sale by you prior to the Maturity Date could result in a substantial loss to you.  See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your notes to maturity.  See “— Lack of Liquidity” below.
•
SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Index, including:

•	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	our internal secondary market funding rates for structured debt issuances;
•	the actual and expected volatility of the Index;
•	the time to maturity of the notes;
•	the likelihood of an automatic call being triggered;
•	the dividend rates on the equity securities included in the Index;
•	interest and yield rates in the market generally;

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the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities included in the Index trade and the correlation among those rates and the level of the Index; and

•	a variety of other economic, financial, political, regulatory and judicial events.
Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.
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NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities included in the Index would have.

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NON-U.S. SECURITIES RISK — The equity securities included in the Index have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.

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NO DIRECT EXPOSURE TO FLUCTUATIONS IN FOREIGN EXCHANGE RATES — The value of your notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the equity securities included in the Index are based, although any currency fluctuations could affect the performance of the Index. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the notes, you will not receive any additional payment or incur any reduction in any payment on the notes.

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VOLATILITY RISK — Greater expected volatility with respect to the Index indicates a greater likelihood as of the Pricing Date that the Ending Index Level could be less than the Initial Index Level by more than the Contingent Buffer Amount.  The Index’s volatility, however, can change significantly over the term of the notes.  The closing level of the Index could fall sharply during the term of the notes, which could result in your losing some or all of your principal amount at maturity.

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LACK OF LIQUIDITY — The notes will not be listed on any securities exchange.  JPMS intends to offer to purchase the notes in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

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THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement.  In particular, each of the estimated value of the notes and the call premium for each Review Date will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this pricing supplement.  Accordingly, you should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the call premium for each Review Date.

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Historical Information
The following graph sets forth the historical performance of the Index based on the weekly historical closing levels of the Index from January 6, 2012 through September 8, 2017.  The closing level of the Index on September 11, 2017 was 3,495.19.
We obtained the closing levels of the Index above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.  The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on the Pricing Date or any Review Date or Ending Averaging Date.  There can be no assurance that the performance of the Index will result in the return of any of your principal amount.
The Estimated Value of the Notes
The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes.  The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co.  For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.  The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.  See “Selected Risk Considerations — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.
The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes.  See “Selected Risk Considerations — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

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Secondary Market Prices of the Notes
For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement.  In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes.  The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates.  See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period.”
Supplemental Use of Proceeds
The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes.  See “What Is the Total Return on the Notes upon an Automatic Call or at Maturity, Assuming a Range of Performances for the Index?” and “Hypothetical Examples of Amount Payable upon an Automatic Call or at Maturity” in this pricing supplement for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Return Linked to the EURO STOXX 50® Index” in this pricing supplement for a description of the market exposure provided by the notes.
The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.
Supplemental Plan of Distribution
We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+3”).  Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise.  Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

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